Exhibit 99.(h)(12)

AMENDMENT

To Transfer Agency and Service Agreement (the “Agreement”)

Between

Each of the Funds, Individually and not Jointly, Listed on Schedule A to the Agreement

And

Boston Financial Data Services, Inc.

This amendment (the “Amendment”) is made as of this 17th day of August 2011 between Each of the Funds, Individually and not Jointly, listed on the Schedule A to the Agreement (the “Fund(s)”) and Boston Financial Data Services, Inc. (the “Transfer Agent”).  In accordance with the terms of the Agreement between the Funds and the Transfer Agent dated as of February 1, 2001, as amended, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.               Section 1.2(g) Cost Basis Services. Section 1.2 of the Agreement is amended to add a new section (g) as set forth below:

“(g) Cost Basis Services.  Upon request of the Funds, the Transfer Agent shall perform the cost basis services set forth on Schedule 1.2(g).  Such cost basis services shall be subject to the terms set forth in the Schedule, including any fees related thereto.”

2.               Schedule 1.2(g).  The Agreement is amended to add new Schedule 1.2(g) (Cost Basis Services), which is attached hereto, to the Agreement.

3.               All defined terms and definitions in the Agreement shall be the same in this Amendment except as specifically revised by this Amendment; and

4.               Except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first written above.

EACH OF THE FUNDS, INDIVIDUALLY		BOSTON FINANCIAL DATA
AND NOT JOINTLY, LISTED ON		SERVICES, INC.
SCHEDULE A TO THE AGREEMENT

By:	/s/Michael A. Pignataro	By:	/s/Madeline FitzGerald
Name:	Michael A. Pignataro	Name:	Madeline FitzGerald
Title:	CFO	Title:	Vice President

SCHEDULE 1.2(g)

August 17, 2011

Cost Basis Services

In connection with the approval of cost basis reporting regulations by the U.S. Department of Treasury, Internal Revenue Service (the “Regulations”), the Funds have requested and the Transfer Agent has agreed to assist the Funds with a one-time notification and solicitation of the Funds’ shareholders in connection with the Regulations (the “Shareholder”).

Upon request of the Fund, the Transfer Agent will:

1.               Provide a project management resource.

2.               Outline system requirements.

3.               Extract select account data for shareholder accounts (for these Services, “shareholder accounts” will be defined as accounts that are: (1) non-fiduciary, (2) open and with share balance greater than zero, (3) not a Matrix Level 3, and (4) not a money market account, unless the account belongs to a corporate shareholder) (“Shareholder Accounts”)).

4.               Produce a cost basis notification and solicitation package using templates.  Templates will be provided to the Funds in advance of mailing.

5.               Print and mail notification and solicitation package to Shareholders, one time.

6.               Print and mail notification to Shareholders’ investment advisor, one time

7.               Process and record all returned solicitations.

8.               Receive and process items returned by post office; track and re-mail where applicable.

9.               Provide a toll-free phone number for Shareholder inquiries.

10.         Record Shareholder calls on the toll-free line.

11.         Respond to Shareholder inquiries using Template Material.

12.         Review and resolve rejected returned documents.

13.         Provide access to a general customer care informational website for Shareholder education, which will include frequently asked questions and answers regarding the cost basis regulations and will provide links to important informational websites.

14.         Provide standard reporting to the Funds.

Fees                       The Fees for these Cost Basis Services will be:

$1.35 per Shareholder Account

*Note: Minimum service fee of $18,000 applies.

Other:               Out-of-pocket expenses (including postage)